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                                                           Exhibit 99.(10)(b)


                         October 17, 1995

G.T. Global Growth Series
50 California Street
San Francisco, California 94111

Ladies and Gentlemen:

     You have requested our opinion regarding certain matters in connection with the issuance of shares by G.T. Global Growth Series ("Trust"). The Trust is an unincorporated voluntary association organized under the laws of the Commonwealth of Massachusetts on February 19, 1985.

     We have examined the Trust's Declaration of Trust, as amended and supplemented, and other documents relating to the authorization and issuance of the shares of beneficial interest of the Trust. In addition, we have examined the Amendment to the Declaration of Trust which has been filed with the Commonwealth of Massachusetts and the City Clerk in Boston, Massachusetts classifying (i) an unlimited number of shares of beneficial interest of the Trust as Class A shares, an unlimited number of shares of beneficial interest of the Trust as Class B shares and an unlimited number of shares of beneficial interest of the Trust as Advisor Class shares of the G.T. Global: America Small Cap Growth Fund series of the Trust ("Small Cap Fund") and (ii) an unlimited number of shares of beneficial interest of the Trust as Class A shares, an unlimited number of shares of beneficial interest of the Trust as Class B shares and an unlimited number of shares of beneficial interest of the Trust as Advisor Class shares of the G.T.
Global: America Value Fund series of the Trust ("Value Fund"). Based upon this examination, we are of the opinion that:

     1. An unlimited number of Class A shares, Class B shares and Advisor Class shares of the Small Cap Fund and an unlimited number of Class A shares, Class B shares and Advisor Class shares of the Value Fund may be legally and validly issued from time to time in accordance with the Trust's Declaration of Trust and By-Laws, and subject to compliance with the Securities Act of 1933, the


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          Investment Company Act of 1940, and applicable state laws
          regulating the sale of securities; and

     2. When so issued, the shares of the Small Cap Fund and Value Fund will be fully paid and nonassessable.

     We hereby consent to the filing of this opinion in connection with Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A (File Nos. 2-57526 and 811-2699) which you are about to file with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "Counsel" in the Registration Statement.


                                Very truly yours,

                                KIRKPATRICK & LOCKHART LLP



                                By:      /s/ DANA L. PLATT
                                      _______________________
                                        Dana L. Platt